Exhibit 99.1

GulfMark Offshore Announces

Organizational Changes and Promotions

HOUSTON, June 13, 2012 — GulfMark Offshore, Inc. (NYSE: GLF) today announced the creation of the position of Chief Operating Officer and other executive promotions.

“I am excited about the growth potential in our business and about the management talent we have been able to attract to GulfMark over the years,” commented President and CEO Bruce Streeter. “We continue to organize and develop our people and assets to position ourselves for long-term success in this industry, and I feel confident about the ability of our management team to lead us through the coming years. The newly created position of Chief Operating Officer will add a new dimension to our existing executive team.”

David Rosenwasser has been appointed to the newly created position of Executive Vice President and Chief Operating Officer. Mr. Rosenwasser joined GulfMark Offshore in 2001 and has directed the company’s Americas region since February 2009. He previously held the positions of Area Manager — Brazil from 2007 to 2009 and Director of Business Development from 2001 to 2007.

Messrs. Sam Rubio, David Darling, Lee Johnson and Rick Safier have been promoted to the level of Senior Vice President.

Mr. Rubio joined the company in May 2005 and in 2009 was appointed the company’s Chief Accounting Officer. Mr. Rubio held positions of increasing responsibility within the company’s finance and accounting organization between 2005 and 2009. Mr. Darling joined the company in July 2007 and is the company’s Chief Human Resource Officer, responsible for worldwide human resources. Mr. Johnson joined the company in March 2009 and is the company’s Chief Information Officer, and Mr. Safier joined the company in March 2011 as Vice President, General Counsel and Secretary.

Streeter continued, “Please join me in recognizing the tremendous effort and dedication that these individuals have shown to GulfMark.”

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact: GulfMark Offshore, Inc.